3.2

AMENDED AND RESTATED
CERTIFICATE OF TRUST OF
FRANKLIN TEMPLETON HOLDINGS TRUST
a Delaware Statutory Trust
THIS AMENDED AND RESTATED CERTIFICATE OF TRUST of FRANKLIN TEMPLETON HOLDINGS TRUST (the “Trust”) is being duly executed and filed by the undersigned sole Trustee in order to amend and restate the Certificate of Trust of the Trust pursuant to the Delaware Statutory Trust Act (12 Del. C., Sec.3801 et seq.) (the “Act”).
FIRST:	Name. The name of the Trust is Franklin Templeton Holdings Trust.
SECOND:	Original Certificate of Trust. The original Certificate of Trust of the Trust was filed with the Secretary of State of Delaware on April 16, 2021.
THIRD:
Trustee In State.  The name and business address of the Delaware Trustee, which is the sole trustee of the Trust, in the State of Delaware is Delaware Trust Company, 251 Little Falls Drive Wilmington DE 19808.

FOURTH:	Effectiveness. This Amended and Restated Certificate of Trust shall be effective immediately upon filing.
IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Amendment on the _____ day of April 2022.

TRUSTEE:

Delaware Trust Company, not in its individual capacity but solely as Delaware trustee

By:
Name:
Position: